                    CONTACT:       Andy Backover
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, Oct. 21, 2009

Editor's Note: A live Webcast reporting third quarter results will be broadcast on the Internet on Oct. 21 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS A THIRD QUARTER 2009 NET LOSS
OF $359 MILLION

Excluding Special Items, Third Quarter Loss Was $265 Million,
Which Compares to a Loss of $374 Million in Third Quarter 2008

Company Obtained Approximately $5 Billion in Liquidity and Financing Since the End of the Second Quarter; Also Unveiled Network and Fleet Enhancements

Accomplishments Better Position Company to Address Near-Term Challenges
and Achieve Long-Term Success

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today reported a net loss of $359 million for the third quarter of 2009, or $1.26 per share. The results include the impact of approximately $94 million in non-recurring charges related to the sale of certain aircraft and the grounding of leased Airbus A300 aircraft prior to lease expiration. Excluding those non-recurring charges, the third quarter 2009 loss was $265 million, or $0.93 per share.
The current quarter results compare to a net profit of $31 million for the third quarter of 2008, or $0.12 per diluted share, which included a $432 million gain from the sale of American Beacon Advisors and $27 million in one-time severance and aircraft charges related to capacity reductions. Excluding those one-time items, the Company lost $374 million, or $1.45 per share, in the third quarter of 2008.
The Company made significant financing, network and fleet renewal announcements during the third quarter that better position it to address near-term challenges and achieve long-term success. Since the end of the second quarter, the Company announced a series of transactions through which it obtained approximately $5 billion in additional liquidity and new aircraft financing. It also announced network enhancements that focus its presence in hub cities and additional fleet renewal and replacement plans.

Completed financing transactions included:
•	A $520 million public offering of enhanced equipment trust certificates (EETC) that bolstered liquidity and also provided financing for deliveries of previously ordered Boeing 737s.

•
A $276 million private placement of debt, secured by owned aircraft, the proceeds of which were received in the fourth quarter and used to refinance a portion of the Company’s 1999-1 EETC that matured on Oct. 15, 2009.

•	$1 billion from the advance sale of AAdvantage™ frequent flyer miles to Citi.

•
A $282 million loan facility from GE Capital Aviation Services (GECAS) secured by owned aircraft (all but approximately $55 million was included in the Company’s third quarter 2009 cash and short-term investment balance).

•	$1.6 billion in sale-leaseback financing commitments from GECAS for previously ordered Boeing 737s to be delivered in 2010 and 2011.

•	$860 million in cash from the sale by AMR of common stock and 6.25% convertible senior notes.

•	A $450 million private placement of debt secured by aircraft that refinanced American’s term loan credit facility (completed Oct. 9, 2009).

Network and Fleet announcements included:

•
Plans to add flights and destinations as well as to focus its presence in Dallas/Fort Worth, Chicago, Miami, New York and Los Angeles while keeping 2010 capacity relatively flat by eliminating unprofitable flying in non-core markets. For Summer 2010 compared to the Winter 2009/2010 schedule, the Company plans to add 57 daily flights in Chicago, 23 in Miami, 19 in Dallas/Fort Worth, and 11 in New York and Los Angeles combined.

•	An agreement to select GE’s GEnx-1B 74/75 engine for American’s expected Boeing 787 deliveries.

•
Plans for American Eagle to enhance its product by adding a First Class cabin to its fleet of 25 Bombardier CRJ700 regional jets and by signing a letter of intent with Bombardier, Inc. to exercise options for the purchase of 22 additional CRJ700 aircraft for delivery beginning in the middle of 2010. The new CRJ700 aircraft are expected to be fully financed.

“A difficult revenue environment driven by the weakened global economy continues to overwhelm the benefit of significantly lower fuel prices, but our third quarter accomplishments better position us to address these near-term challenges and be competitive and successful for the long haul,” said AMR Chairman and CEO Gerard Arpey. “We believe the strong vote of confidence we received from our strategic partners and investors reflects our long track record of meeting our obligations and belief in our ability to address the many challenges our industry faces. But we must remain focused on returning to profitability, since profits are the only way to secure our long-term future. I want to thank our employees for their efforts during a tough period and am confident they will continue to rise to meet the challenges ahead.”
Arpey reiterated expectations that American and four of its fellow oneworld members – British Airways, Iberia, Royal Jordanian and Finnair – will receive DOT approval of their application for global antitrust immunity, and the companies look forward to continuing to demonstrate the public benefits of their plans to regulators in the European Union. With regulatory approval, American, British Airways and Iberia plan to launch a joint business relationship that will improve travel options and customer benefits on flights between North America and Europe.

Financial and Operational Performance (Excluding Impact of Special Items)
AMR reported third quarter consolidated revenues of approximately $5.1 billion, a decrease of more than 20 percent year over year, largely driven by reduced capacity and the reduced demand for air travel and cargo resulting from the global economic downturn.
Other revenues, from sources such as confirmed flight changes, purchased upgrades, Buy-on-Board food services, and baggage service charges, increased 1.4 percent to $585 million in the third quarter, compared to the third quarter of 2008. Reflecting global economic weakness, the Company’s cargo revenue declined by approximately $94 million or 40.8 percent in the third quarter compared to the same period in 2008.
American’s mainline passenger revenue per available seat mile (unit revenue) declined by 14.5 percent in the third quarter compared to the year-ago quarter. While this reflects a challenging economic environment, the Company believes the strength of its network and its efforts to drive a revenue premium have helped its mainline unit revenue performance outpace that of several of its legacy network competitors throughout 2009.
Mainline capacity, or total available seat miles, in the third quarter decreased by 8.2 percent compared to the same period in 2008, as the Company continued to exercise capacity discipline given the difficult demand environment.
American’s mainline load factor – or the percentage of total seats filled – was a record 83.9 percent during the third quarter, compared to 82.2 percent in the third quarter of 2008. American’s third quarter yield, which represents average fares paid, decreased by 16.3 percent compared to the third quarter of 2008. The decrease in yield was largely due to more aggressive pricing industrywide and reduced traffic in the premium cabins.
American’s mainline cost per available seat mile (unit cost) in the third quarter decreased by 13.5 percent year over year, due to lower fuel prices. Taking into account the impact of fuel hedging, AMR paid $2.07 per gallon for jet fuel in the third quarter versus $3.57 a gallon in the third quarter of 2008, a 42 percent decrease. As a result, the Company paid nearly $1.1 billion less for fuel in the third quarter of 2009 than it would have paid at prevailing prices from the prior-year period.
Excluding fuel, mainline unit costs in the third quarter of 2009 increased by
7.2 percent year over year, driven by reduced capacity, higher pension expenses, higher materials and repairs expenses, and investments in dependability initiatives.

Balance Sheet Update
AMR ended the third quarter with $4.6 billion in cash and short-term investments, including a restricted balance of $459 million, which takes into account the impact of American’s repayment of its $432 million term loan credit facility during the quarter. That compares to a balance of $5.1 billion, including a restricted balance of $456 million in the third quarter of 2008.

The Company expects to include approximately $520 million in aggregate proceeds in its fourth quarter 2009 cash and short-term investment balance from financings completed in October. These financings consist of: the $450 million private placement of debt that refinanced the term loan credit facility; approximately $55 million under the GECAS loan facility; and $30 million from the sale of approximately 3.8 million shares of AMR common stock through the exercise of an overallotment option by underwriters of the Company’s recent equity offering. The proceeds from the $276 million private placement of debt were received in the fourth quarter and were used to refinance a portion of the Company’s 1999-1 EETC that matured on Oct. 15, 2009.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $15.7 billion at the end of the third quarter of 2009, compared to $15.4 billion at the end of the third quarter of 2008. AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $11.6 billion at the end of the third quarter of 2009, compared to $10.7 billion at the end of the third quarter of 2008.

Other Third Quarter and Recent Highlights
•
American’s “A+14” on-time performance, as measured by the U.S. Department of Transportation (DOT), was 78.5 percent during the third quarter of 2009, an improvement of 4.6 percentage points compared to the same period in 2008. Year to date through the third quarter, American’s A+14 performance was 76.8 percent, an improvement of 9.8 percentage points compared to the prior-year period.

•
American completed installation of the Gogo® Inflight Internet Wi-Fi service on 150 MD-80 aircraft, bringing the total number of American aircraft installed with inflight internet to more than 165 planes, including Boeing 767-200s that are used for transcontinental service.

•
AMR took another step in reinforcing the Company’s commitment to enhancing customer service and expanding its information technology leadership position by signing a letter of intent with HP to develop a next-generation Passenger Service System. This effort continues the Company’s focus on enhancing its customers’ travel experiences.

•
American enhanced its AA.com® Notification Center, enabling customers to set up flight status notification preferences and receive messages for all future flights, instead of having to request notifications for each different flight.

Fourth Quarter and 2009 Guidance

Mainline and Consolidated Capacity
AMR expects its full-year mainline capacity to decrease by approximately 7.5 percent in 2009 compared to 2008, with a reduction of domestic capacity of approximately 9 percent and a reduction of international capacity of approximately5 percent compared to 2008 levels. On a consolidated basis, AMR expects full-year capacity to decrease by approximately 7.5 percent in 2009 compared to 2008.
AMR expects mainline capacity in the fourth quarter of 2009 to decrease by approximately 6 percent compared to the fourth quarter of 2008, with domestic capacity expected to decline by approximately 5 percent and international capacity expected to decline by approximately 7.5 percent compared to fourth quarter 2008 levels. AMR expects consolidated capacity in the fourth quarter of 2009 to decrease by approximately 5.5 percent compared to the fourth quarter of 2008.
AMR expects regional affiliate capacity to decline by more than 1 percent in the fourth quarter of 2009 compared to the prior-year period and expects full-year regional affiliate capacity to decline by approximately 8 percent in 2009 compared to 2008.

Fuel Expense and Hedging
While the cost of jet fuel remains very volatile, based on the Oct. 9 forward curve AMR is planning for an average system price of $2.12 per gallon in the fourth quarter of 2009 and $2.00 per gallon for all of 2009. AMR has 31 percent of its anticipated fourth quarter 2009 fuel consumption hedged at an average cap of $2.41 per gallon of jet fuel equivalent ($96 per barrel crude equivalent), with 28 percent subject to an average floor of $1.73 per gallon of jet fuel equivalent ($67 per barrel crude equivalent). As of Oct. 9, the average 2009 market forward price of crude oil was $72 per barrel. AMR has 36 percent of its anticipated full-year consumption hedged at an average cap of $2.50 per gallon of jet fuel equivalent ($97 per barrel crude equivalent), with 33 percent subject to an average floor of $1.86 per gallon of jet fuel equivalent ($70 per barrel crude equivalent). Consolidated consumption for the fourth quarter is expected to be 666 million gallons of jet fuel.

Mainline and Consolidated Cost per Available Seat Mile (CASM) -- Excluding Impact of Special Items

	4Q2009 (est.) vs. 4Q2008 H/(L)	Full year 2009 (est.) vs. 2008 H/(L)
Mainline	(0.8)%	(8.8)%
Excluding Fuel	8.3	6.9
Consolidated	(1.0)	(9.1)
Excluding Fuel	7.3	5.6

Reasons for the expected unit cost increases include higher pension expenses, materials and repairs, dependability initiatives, and cost pressure related to capacity reductions. These factors are expected to be offset somewhat by lower passenger and cargo costs from reduced demand and other cost savings efforts.

Editor’s Note: AMR’s Chairman  and Chief Executive Officer, Gerard Arpey, and its Executive Vice President and Chief Financial Officer, Thomas Horton, will make a presentation to analysts during a teleconference on Wednesday, Oct. 21, at 2 p.m. EDT. Following the analyst call, they will hold a question-and-answer conference call for media. Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects”, “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook”, “may,” “will,” “should”, “seeks”, “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs; future financing plans and needs; the amounts of the Company’s unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including the Company’s application for antitrust immunity with other one world alliance members; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. This release includes forecasts of unit cost and revenue performance, fuel prices and fuel hedging, capacity and traffic estimates, other income/expense estimates, share count, statements regarding the Company’s liquidity, and statements regarding expectations of regulatory approval of our application for antitrust immunity with other oneworld members, each of which is a forward-looking statement. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements: the materially weakened financial condition of the Company, resulting from its significant losses in recent years; weaker demand for air travel and lower investment asset returns resulting from the severe global economic downturn; the Company’s need to raise substantial additional funds and its ability to do so on acceptable terms; the ability of the Company to generate additional revenues and reduce its costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy certain covenants and conditions in certain of its financing agreements; changes in economic and other conditions beyond the Company’s control, and the volatile results of the Company’s operations; the fiercely and increasingly competitive business environment faced by the Company; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; changes in the Company’s corporate or business strategy; government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving the Company’s aircraft; changes in the price of the Company’s common stock; and the ability of the Company to reach acceptable agreements with third parties. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (as updated by the Company’s Current Report on Form 8-K filed on April 21, 2009) and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Detailed financial information follows:

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(as reclassified)
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Percent
	2009	2008	Change
Revenues
Passenger - American Airlines	$3,882	$4,946	(21.5)
- Regional Affiliates	523	668	(21.7)
Cargo	136	230	(40.8)
Other revenues	585	577	1.4
Total operating revenues	5,126	6,421	(20.2)

Expenses
Wages, salaries and benefits	1,702	1,633	4.2
Aircraft fuel	1,453	2,722	(46.6)
Other rentals and landing fees	344	344	0.1
Depreciation and amortization	272	289	(5.8)
Maintenance, materials and repairs	329	304	7.9
Commissions, booking fees and credit card expense	221	264	(16.0)
Aircraft rentals	126	122	2.9
Food service	128	135	(4.9)
Special charges	64	27	*
Other operating expenses	681	797	(14.6)
Total operating expenses	5,320	6,637	(19.8)

Operating Income	(194)	(216)	(10.0)

Other Income (Expense)
Interest income	7	37	(80.9)
Interest expense	(182)	(204)	(10.4)
Interest capitalized	11	10	11.0
Miscellaneous – net	(31)	404	*
	(195)	247	*

Income/(Loss) Before Income Taxes	(389)	31	*
Income tax	(30)	-	*
Net Income	$(359)	$31	*

Earnings/(Loss) Per Share
Basic	$(1.26)	$0.12
Diluted	$(1.26)	$0.12

Number of Shares Used in Computation
Basic	285	258
Diluted	285	268

* Greater than 100%

AMR CORPORATION
OPERATING STATISTICS
(as reclassified)
 (Unaudited)

	Three Months Ended September 30,		Percent
	2009	2008	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	32,352	34,491	(6.2)
Available seat miles (millions)	38,542	41,965	(8.2)
Cargo ton miles (millions)	416	509	(18.4)
Passenger load factor	83.9%	82.2%	1.8 pts
Passenger revenue yield per passenger mile (cents)	12.00	14.34	(16.3)
Passenger revenue per available seat mile (cents)	10.07	11.79	(14.5)
Cargo revenue yield per ton mile (cents)	32.79	45.16	(27.4)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	12.29	13.99	(12.1)
Fuel consumption (gallons, in millions)	636	690	(7.9)
Fuel price per gallon (dollars)	2.06	3.57	(42.1)

Regional Affiliates
Revenue passenger miles (millions)	2,153	2,293	(6.1)
Available seat miles (millions)	2,947	3,305	(10.8)
Passenger load factor	73.1%	69.4%	3.7 pts

AMR Corporation
Average Equivalent Number of Employees
American Airlines	66,400	71,000
Other	12,300	13,100
Total	78,700	84,100
(1)	Excludes $630 million and $798 million of expense incurred related to Regional Affiliates in 2009 and 2008, respectively.

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended September 30, 2009
Entity Results	RASM1 (cents)	Y-O-Y Change	ASMs2 (billions)	Y-O-Y Change

DOT Domestic	9.94	(11.0)%	23.6	(9.5)%
International	10.29	(19.7)	15.0	(5.9)
DOT Latin America	11.11	(18.2)	6.7	(9.1)
DOT Atlantic	9.80	(19.6)	6.5	(3.4)
DOT Pacific	8.91	(24.9)	1.7	(1.9)

American Airlines, Inc.	Three Months Ended September 30, 2009
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	85.2	2.4	11.66	(13.5)
International	81.9	0.7	12.56	(20.4)
DOT Latin America	81.6	0.7	13.61	(18.9)
DOT Atlantic	82.7	1.4	11.85	(21.0)
DOT Pacific	80.2	(1.8)	11.11	(23.2)

1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,368	$6,670
Less: Operating expenses incurred related to Regional Affiliates	630	798
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,738	$5,872
American mainline jet operations available seat miles	38,542	41,965
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.29	13.99

Percent change	(12.1)%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,368	$6,670
Less: Operating expenses incurred related to Regional Affiliates	630	798
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,738	$5,872
American mainline jet operations available seat miles	38,542	41,965
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.29	13.99
Less: Impact of special items	0.24	0.06
Operating expenses per available seat mile, excluding impact of special items (cents)	12.05	13.93

Percent change	(13.5)%

Less: Fuel cost per available seat mile (cents)	3.41	5.87
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.64	8.06

Percent change	7.2%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel and special items assists investors in understanding the impact of fuel prices and special items on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation Calculation of Net Debt	As of September 30,
(in millions, except as noted)	2009	2008

Current and long-term debt	$10,913	$10,415
Current and long-term capital lease obligations	680	711
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	4,122	4,235
	15,715	15,361
Less: Unrestricted cash and short-term investments	4,112	4,621
Net Debt	$11,603	$10,740

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR Corporation	Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile	12.82	14.66
Less: Impact of special items	0.22	0.06
Operating expenses per available seat mile	12.60	14.60

Percent change	(13.7)%

Less: Fuel cost per available seat mile (cents)	3.51	6.01
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	9.09	8.59

Percent change	5.9%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Estimate for Three Months Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.57	12.99
Less: Impact of special items (cents)	-	0.32
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	12.57	12.67

	(0.8)%
Percent change

Less: Fuel expense per available seat mile (cents)	3.46	4.26
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	9.11	8.41

Percent change	8.3%

American Airlines, Inc. Mainline Jet Operations	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents) Less: Impact of special items (cents)	12.10 0.11	13.87 0.73
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	11.99	13.14

Percent change	(8.8)%

Less: Fuel expense per available seat mile (cents)	3.28	4.99
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	8.71	8.15

Percent change	6.9%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents) Less: Impact of special items (cents)	12.67 0.11	14.57 0.75
Operating expenses per available seat mile, excluding impact of special items (cents)	12.56	13.82

Percent change	(9.1)%

Less: Fuel expense per available seat mile (cents)	3.37	5.12
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.19	8.70

Percent change	5.6%

AMR Corporation	Estimate for Three Months Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents) Less: Impact of special items (cents)	13.15 -	13.58 0.30
Operating expenses per available seat mile, excluding impact of special items (cents)	13.15	13.28

Percent change	(1.0)%

Less: Fuel expense per available seat mile (cents)	3.58	4.36
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.57	8.92

Percent change	7.3%

AMR Corporation	Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Net Income/(Loss)	(359)	31
Less: Impact of special items	(94)	(405)
Net Income/(Loss), excluding impact of special items	(265)	(374)
Earnings/(Loss) Per Share
Basic	(0.93)	(1.45)
Diluted	(0.93)	(1.45)

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,		Percent
	2009	2008	Change
Revenues
Passenger - American Airlines	$11,239	$14,060	(20.1)
- Regional Affiliates	1,493	1,932	(22.7)
Cargo	414	678	(38.9)
Other revenues	1,709	1,627	5.0
Total operating revenues	14,855	18,297	(18.8)

Expenses
Wages, salaries and benefits	5,087	4,935	3.1
Aircraft fuel	4,085	7,195	(43.2)
Other rentals and landing fees	1,006	985	2.2
Depreciation and amortization	826	922	(10.4)
Maintenance, materials and repairs	948	943	0.5
Commissions, booking fees and credit card expense	646	780	(17.1)
Aircraft rentals	376	372	1.1
Food service	365	395	(7.7)
Special charges	100	1,191	(91.6)
Other operating expenses	2,030	2,272	(10.7)
Total operating expenses	15,469	19,990	(22.6)

Operating Income	(614)	(1,693)	(63.7)

Other Income (Expense)
Interest income	27	138	(80.6)
Interest expense	(535)	(609)	(12.1)
Interest capitalized	32	23	36.9
Miscellaneous – net	(64)	370	*
	(540)	(78)	*

Income Before Income Taxes	(1,154)	(1,771)	(34.8)
Income tax	(30)	-	*
Net Income	$(1,124)	$(1,771)	(36.5)

Earnings Per Share
Basic	$(4.00)	$(7.00)
Diluted	$(4.00)	$(7.00)

Number of Shares Used in Computation
Basic	281	253
Diluted	281	253
* Greater than 100%

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

	Nine Months Ended September 30,		Percent
	2009	2008	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	92,510	101,378	(8.7)
Available seat miles (millions)	114,890	124,735	(7.9)
Cargo ton miles (millions)	1,185	1,547	(23.4)
Passenger load factor	80.5%	81.3%	(0.8	)pts
Passenger revenue yield per passenger mile (cents)	12.15	13.87	(12.4)
Passenger revenue per available seat mile (cents)	9.78	11.27	(13.2)
Cargo revenue yield per ton mile (cents)	34.95	43.83	(20.2)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	11.96	14.15	(15.5)
Fuel consumption (gallons, in millions)	1,890	2,058	(8.1)
Fuel price per gallon (dollars)	1.96	3.16	(38.1)

Regional Affiliates
Revenue passenger miles (millions)	6,196	6,835	(9.3)
Available seat miles (millions)	8,686	9,685	(10.3)
Passenger load factor	71.3%	70.6%	0.8	pts

(1)	Excludes $1.8 billion and $2.4 billion of expense incurred related to Regional Affiliates in 2009 and 2008, respectively.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Nine Months Ended September 30, 2009
Entity Results	RASM1 (cents)	Y-O-Y Change	ASMs2 (billions)	Y-O-Y Change

DOT Domestic	9.80	(10.0)%	70.1	(10.2)%
International	9.75	(18.1)	44.8	(4.0)
DOT Latin America	10.65	(15.4)	21.5	(6.4)
DOT Atlantic	8.93	(20.7)	18.3	(2.4)
DOT Pacific	8.87	(20.5)	5.1	1.1

1 Revenue per Available Seat Mile
2 Available Seat Miles

American Airlines, Inc.	Nine Months Ended September 30, 2009
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	82.9	0.4%	11.83	(10.5)%
International	76.9	(2.4)	12.68	(15.5)
DOT Latin America	75.8	(3.0)	14.06	(12.0)
DOT Atlantic	77.6	(1.4)	11.51	(19.2)
DOT Pacific	78.9	(3.8)	11.24	(16.7)

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